FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-195164-11

From: WELLS ABF SYNDICATE WELLS FARGO (WELLS FARGO SECURITI)

At: Jul 20 2015 08:37:36

WELLS FARGO COMMERCIAL MORTGAGE TRUST 2015-C30 - PUBLIC NEW ISSUE

**ANNOUNCEMENT** $645.0 MM FIXED-RATE CMBS OFFERING

LEAD MANAGER & SOLE BOOKRUNNER: WELLS FARGO SECURITIES, LLC

CO-MANAGERS: DEUTSCHE BANK SECURITIES INC. AND MORGAN STANLEY & CO. LLC

OFFERED CERTIFICATES - PUBLIC
CLASS	FITCH/MDY/MSTAR	SIZE($MM)	C/E	WAL	CUM LTV	NOI DY
A-1	AAAsf/Aaa(sf)/AAA(sf)	38.940	30.000%	2.79	44.5%	18.1%
A-2	AAAsf/Aaa(sf)/AAA(sf)	4.385	30.000%	4.84	44.5%	18.1%
A-3	AAAsf/Aaa(sf)/AAA(sf)	150.000	30.000%	9.83	44.5%	18.1%
A-4	AAAsf/Aaa(sf)/AAA(sf)	263.131	30.000%	9.92	44.5%	18.1%
A-SB	AAAsf/Aaa(sf)/AAA(sf)	61.764	30.000%	7.31	44.5%	18.1%
A-S	AAAsf/Aa2(sf)/AAA(sf)	51.822	23.000%	9.93	49.0%	16.5%
X-A	AAAsf/NR/AAA(sf)	570.042	N/A	N/A	N/A	N/A
X-B	NR/NR/AAA(sf)	74.957	N/A	N/A	N/A	N/A
B	AA-sf/NR/AA-(sf)	43.493	17.125%	9.93	52.7%	15.3%
C	A-sf/NR/A-(sf)	31.464	12.875%	9.93	55.4%	14.5%

NON-OFFERED CERTIFICATES - PRIVATE (144A)
CLASS	FITCH/MDY/MSTAR	SIZE($MM)	C/E	WAL	CUM LTV	NOI DY
A-4FL	AAAsf/Aaa(sf)/AAA(sf)	263.131	30.000%	9.92	44.5%	18.1%
D	BBB-sf/NR/BBB-(sf)	39.792	7.500%	9.93	58.9%	13.7%

COLLATERAL SUMMARY

CUT-OFF DATE BALANCE:	$740,314,909
NUMBER OF LOANS:	101
NUMBER OF PROPERTIES:	118
WA CUT-OFF LTV:	63.6%
WA BALLOON LTV:	54.5%
WA U/W NCF DSCR:	2.10x
WA U/W NOI DEBT YIELD:	12.7%
WA MORTGAGE RATE:	4.531%
TOP TEN LOANS %:	45.7%
WA REM TERM TO MATURITY (MOS):	119
WA REM AMORTIZATION TERM (MOS):	355
WA SEASONING (MOS):	1

LOAN SELLERS:	WFB(42.9%), RMF(25.9%), CIIICM(14.6%), Basis(10.0%), NCB(6.7%)

TOP 3 PROPERTY TYPES:	MULTIFAMILY (34.6%), RETAIL (22.0%), HOSPITALITY(12.7%)

TOP 5 STATES:	CA(15.4%), MI(11.3%), WA(9.9%), NY(8.5%), NC(6.6%)

MASTER SERVICERS:	WELLS FARGO BANK, NATIONAL ASSOCIATION AND NATIONAL COOPERATIVE BANK, N.A.

SPECIAL SERVICERS:	CWCAPITAL ASSET MANAGEMENT LLC AND NATIONAL COOPERATIVE BANK, N.A.

SUBORDINATE CLASS REP:	ELLINGTON MANAGEMENT GROUP, LLC OR AN AFFILIATE

DOCUMENTS & TIMING
TERM SHEET, ANNEX A-1:	ATTACHED
PRELIMINARY FWP:	MON, 7/20
PRESALE REPORTS:	MON, 7/20 AND TUES, 7/21
ANTICIPATED PRICING:	BEG OF WEEK OF 7/27
ANTICIPATED SETTLEMENT:	AUGUST 12, 2015

ROADSHOW
HARTFORD, BREAKFAST:	MON, 7/20 @ 8:30AM ET, MAX'S DOWNTOWN
BOSTON, LUNCH:	MON, 7/20 @ 12:00PM ET, BOSTON HARBOR HOTEL
MINNEAPOLIS, BREAKFAST:	TUES, 7/21 @ 7:30AM CT, THE GRAND HOTEL
NEW YORK 1x1's:	TUES, 7/21
CONFERENCE CALLS:	UPON DEMAND

PRE-RECORDED GLOBAL INVESTOR CALL: WWW.NETROADSHOW.COM

FINAL LINK: www.netroadshow.com/nrs/wp/default.html?show=35ebFf

REVIEW CODE: WFCM5263 (not case-sensitive)

Wells Fargo Commercial Mortgage Securities, Inc., as depositor, has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (‘‘SEC’’) (SEC File No. 333-195164) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter, or any dealer participating in the offering will arrange to send you the prospectus after filing if you request it by calling toll free 1-800-745-2063 (8 a.m. – 5 p.m. EST) or by emailing wfs.cmbs@wellsfargo.com.

-------------------------------------------------------------------------------

If this communication relates to an offering of US registered securities (i) a registration statement has been filed with the SEC, (ii) before investing you should read the filed documents, and (iii) you many obtain these documents from your sales representative, by calling 1-800-326-5897 or visiting www.sec.gov. If this communication relates to a securities offering exempt from US registration, you should contact your sales representative for the complete disclosure package. For information regarding Wells Fargo, see https://www.wellsfargo.com/com/disclaimer/wfid3. In Japan, see:

https://www.wellsfargo.com/com/disclaimer/wfsjb4.